Exhibit 99.1
For Immediate Release
Date: December 21, 2007

Contacts:	J. Williar Dunlaevy	Paul H. Bruce

	Chairman & Chief Executive Officer	Senior Vice President, Finance

Phone:	413-445-3500	413-445-3513

Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
LEGACY BANCORP, INC.
ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER
PITTSFIELD, MASSACHUSETTS (December 21, 2007)- Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank” or “Legacy”) announced today that Stephen M. Conley, Senior Vice President, Treasurer and Chief Financial Officer intends to retire from those positions effective January 1, 2008.
At the same time the Company also announced that Paul H. Bruce, its current Senior Vice President, Finance, will be promoted to Chief Financial Officer effective upon Mr. Conley’s retirement. Mr. Bruce has been employed at the Bank for 6 years and prior to his current position served as Vice President, Finance. Since joining Legacy, Mr. Bruce has been responsible for financial reporting, and since the Company’s public offering, S.E.C. reporting and Investor Relations. Mr. Bruce will maintain those responsibilities as C.F.O.
J. Williar Dunlaevy, Chairman and Chief Executive Officer, said, “We are extremely grateful to Steve Conley for his strong financial management and many other contributions over the past 32 years. He has represented Legacy extraordinarily well. All of our associates and I will miss our daily interaction with Steve, and we wish him and his family the very best in his retirement.” Mr. Dunlaevy also noted that Mr. Conley was instrumental in managing the Bank’s financial infrastructure during its successful initial public offering in 2005.
Mr. Conley has served in his current capacity for the Company since its inception in 2005 and its predecessor, Mutual Bancorp since its inception in 1997, and at the Bank since 1996 at its predecessor, City Savings Bank. Mr. Conley has been employed by the Bank since 1975 in positions of increasing responsibility, including manager of accounting, controller, vice president and treasurer and senior vice president and treasurer.
Mr. Conley’s extensive business and community leadership includes director of the Dalton Community Recreation Association, past director of the Berkshire United Way and past president of the Pittsfield Girls Club and Pittsfield Rotary Club. Mr. Conley is a graduate of Bentley College, the University of Massachusetts School of Business (M.B.A.) and the Graduate School of Banking at Fairfield University.
Commenting on Mr. Bruce’s appointment as Chief Financial Officer, Mr. Dunlaevy stated, “We are fortunate to have an individual of Paul’s experience and caliber to support our present and future growth and profitability. Paul is a valued member of our executive leadership team and we look forward to his assumption of the additional responsibilities of Chief Financial Officer.”
Mr. Bruce is a Certified Public Accountant and is a graduate of the University of Notre Dame in South Bend, IN, Western New England College (M.B.A.), Bryant College (Masters of Science — Taxation), and the Graduate School of Banking at Fairfield University. Mr. Bruce also holds the designations of Certified Management Accountant and Certified Internal Auditor. He has been a member of The Earth Angels cast for the past ten years.
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 186 people and has sixteen offices throughout Berkshire County, Massachusetts and eastern New York, as well as a Loan Production Office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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